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                                                                   EXHIBIT 10.10

            FRANKFORT FIRST BANCORP, INC./FIRST FEDERAL SAVINGS BANK
                         JUNIOR OFFICER RECOGNITION PLAN

PURPOSE: In order to attract and retain responsible, competent, and experienced individuals at key positions at First Federal Savings Bank, the Company has devised the following plan to augment other compensation arrangements in place. This plan also will serve to more closely align the interests of these key employees with the interests of the Company through an award of the Company's common stock.

ADMINISTRATION: This plan will be administered by the Board of Frankfort First Bancorp, Inc.

PARTICIPANTS: The plan is designated for those employees designated by the Board as "Junior Executive Officers." Generally, these employees will be at Vice President level. This plan is not intended to reward Senior Executive Officers such as Company President Don Jennings or Bank President Danny Garland. At the plan's inception, plan participants will be Vice Presidents Clay Hulette and Teresa Kuhl. In the future, the Board, at its sole discretion, may authorize awards to other employees who are either hired or promoted to this level.

PLAN ASSETS: The Company will transfer 8,000 shares to the plan, to be recognized on the balance sheets as a contra-capital account. These shares will be transferred from Treasury Shares.

AWARD: Participants will receive a total award of 2,000 shares to be vested over five years (400 shares per year) beginning in calendar year 2003, to be disbursed on a schedule designated by the Board. The Board may determine that past service may be counted toward the first year of vesting thus an employee with one or more years experience may be immediately eligible for disbursement. In such cases, subsequent vesting will occur annually on the anniversary of the initial award.

DIVIDENDS: Dividends will be paid on all shares in the plan. Dividends on shares awarded but not yet disbursed will stay in the plan until the corresponding share is disbursed, at which time the dividend will be disbursed.

ELIGIBILITY: Participants will relinquish all rights to undisbursed shares and corresponding dividends held in this plan if they voluntarily resign, retire, or are terminated for cause. Upon the death or disability of a participant, the remaining shares and corresponding dividends that have been awarded and vested will be granted within 30 days of their last day of service. This plan does not guarantee vesting in case of change in control of the Company.

EXPIRATION: This plan will remain in effect for the later of 10 years (ending in calendar 2013), until all grants that have been awarded have been vested, or until all shares have been disbursed from the plan.

VOTING: Shares in the plan that have not been disbursed to participants will be voted as directed by the Board.

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TERMINATION: The Board may terminate this plan at any time prior to its expiration, subject to future disbursement of shares and the accompanying dividends already awarded but not yet disbursed. Shares and cash held in the plan but not awarded will be returned to the Company.

TRANSFER: The plan administrator may transfer shares to the Bank for purposes of disbursement to employees in order to avail the Company of the Bank's payroll apparatus.